Annual Meeting Results
An annual meeting of the funds shareholders was held on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

				 Shares   Shares Withholding
				Voted For Authority to Vote
Roger A. Gibson ................  1,668 	2
Leonard W. Kedrowski ...........  1,668 	2

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				  Shares  Shares Withholding
				Voted For Authority to Vote
Benjamin R. Field III ......... 5,572,977 	51,142
Victoria J. Herget ............ 5,572,095 	52,024
Richard K. Riederer............ 5,566,445 	57,674
Joseph D. Strauss.............. 5,572,220 	51,899
Virginia L. Stringer .......... 5,563,595 	60,524
James M. Wade ................. 5,572,095 	52,024

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2005. The following votes were cast regarding this matter:

   Shares       Shares        		  Broker
  Voted For  Voted Against  Abstentions  Non-Votes
  5,568,442     20,761        34,916         -